Exhibit (k)(4)

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Master Repurchase Agreement

September 1996 Version

Dated as of	November 4, 2025

Between:	Nomura Securities International, Inc. (“Party A”)

and	OFS Credit Company, Inc. (“Party B”)

1.Applicability
From time to time the parties hereto may enter into transactions in which one party (“Seller”) agrees to transfer to the other (“Buyer”) securities or other assets (“Securities”) against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Securities at a date certain or on demand, against the transfer of funds by Seller. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in Annex I hereto and in any other annexes identified herein or therein as applicable hereunder.

2.Definitions
(a)“Act of Insolvency”, with respect to any party, (i) the commencement by such party as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution, delinquency or similar law, or such party seeking the appointment or election of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property, or the convening of any meeting of creditors for purposes of commencing any such case or proceeding or seeking such an appointment or election, (ii) the commencement of any such case or proceeding against such party, or another seeking such an appointment or election, or the filing against a party of an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970, which (A) is consented to or not timely contested by such party, (B) results in the entry of an order for relief, such an appointment or election, the issuance of such a protective decree or the entry of an order having a similar effect, or (C) is not dismissed within 15 days, (iii) the making by such party of a general assignment for the benefit of creditors, or (iv) the admission in writing by such party of such party’s inability to pay such party’s debts as they become due;

(b)“Additional Purchased Securities”, Securities provided by Seller to Buyer pursuant to Paragraph 4(a) hereof;

(c)“Buyer’s Margin Amount”, with respect to any Transaction as of any date, the amount obtained by application of the Buyer’s Margin Percentage to the Repurchase Price for such Transaction as of such date;

(d)“Buyer’s Margin Percentage”, with respect to any Transaction as of any date, a percentage (which may be equal to the Seller’s Margin Percentage) agreed to by Buyer and Seller or, in the absence of any such agreement, the percentage obtained by dividing the Market Value of the Purchased Securities on the Purchase Date by the Purchase Price on the Purchase Date for such Transaction;

(e)“Confirmation”, the meaning specified in Paragraph 3(b) hereof;

(f)“Income”, with respect to any Security at any time, any principal thereof and all interest, dividends or other distributions thereon;

(g)“Margin Deficit”, the meaning specified in Paragraph 4(a) hereof;

(h)“Margin Excess”, the meaning specified in Paragraph 4(b) hereof;

(i)“Margin Notice Deadline”, the time agreed to by the parties in the relevant Confirmation, Annex I hereto or otherwise as the deadline for giving notice requiring same-day satisfaction of margin maintenance obligations as provided in Paragraph 4 hereof (or, in the absence of any such agreement, the deadline for such purposes established in accordance with market practice);

(j)“Market Value”, with respect to any Securities as of any date, the price for such Securities on such date obtained from a generally recognized source agreed to by the parties or the most recent closing bid quotation from such a source, plus accrued Income to the extent not included therein (other than any Income credited or transferred to, or applied to the obligations of, Seller pursuant to Paragraph 5 hereof) as of such date (unless contrary to market practice for such Securities);

(k)“Price Differential”, with respect to any Transaction as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the Purchase Price for such Transaction on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Transaction);

(l)“Pricing Rate”, the per annum percentage rate for determination of the Price Differential;

(m)“Prime Rate”, the prime rate of U.S. commercial banks as published in The Wall Street Journal (or, if more than one such rate is published, the average of such rates);
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(n)“Purchase Date”, the date on which Purchased Securities are to be transferred by Seller to Buyer;

(o)“Purchase Price”, (i) on the Purchase Date, the price at which Purchased Securities are transferred by Seller to Buyer, and (ii) thereafter, except where Buyer and Seller agree otherwise, such price increased by the amount of any cash transferred by Buyer to Seller pursuant to Paragraph 4(b) hereof and decreased by the amount of any cash transferred by Seller to Buyer pursuant to Paragraph 4(a) hereof or applied to reduce Seller’s obligations under clause (ii) of Paragraph 5 hereof;

(p)“Purchased Securities”, the Securities transferred by Seller to Buyer in a Transaction here- under, and any Securities substituted therefor in accordance with Paragraph 9 hereof. The term “Purchased Securities” with respect to any Transaction at any time also shall include Additional Purchased Securities delivered pursuant to Paragraph 4(a) hereof and shall exclude Securities returned pursuant to Paragraph 4(b) hereof;

(q)“Repurchase Date”, the date on which Seller is to repurchase the Purchased Securities from Buyer, including any date determined by application of the provisions of Paragraph 3(c) or 11 hereof;

(r)“Repurchase Price”, the price at which Purchased Securities are to be transferred from Buyer to Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the Price Differential as of the date of such determination;

(s)“Seller’s Margin Amount”, with respect to any Transaction as of any date, the amount obtained by application of the Seller’s Margin Percentage to the Repurchase Price for such Transaction as of such date;

(t)“Seller’s Margin Percentage”, with respect to any Transaction as of any date, a percentage (which may be equal to the Buyer’s Margin Percentage) agreed to by Buyer and Seller or, in the absence of any such agreement, the percentage obtained by dividing the Market Value of the Purchased Securities on the Purchase Date by the Purchase Price on the Purchase Date for such Transaction.

3.Initiation; Confirmation; Termination
(a)An agreement to enter into a Transaction may be made orally or in writing at the initiation of either Buyer or Seller. On the Purchase Date for the Transaction, the Purchased Securities shall be transferred to Buyer or its agent against the transfer of the Purchase Price to an account of Seller.

(b)Upon agreeing to enter into a Transaction hereunder, Buyer or Seller (or both), as shall be agreed, shall promptly deliver to the other party a written confirmation of each Transaction (a “Confirmation”). The Confirmation shall describe the Purchased Securities (including CUSIP number, if any), identify Buyer and Seller and set forth (i) the Purchase Date, (ii) the Purchase Price, (iii) the Repurchase Date, unless the Transaction is to be terminable on demand, (iv) the Pricing Rate or
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Repurchase Price applicable to the Transaction, and (v) any additional terms or conditions of the Transaction not inconsistent with this Agreement. The Confirmation, together with this Agreement, shall constitute conclusive evidence of the terms agreed between Buyer and Seller with respect to the Transaction to which the Confirmation relates, unless with respect to the Confirmation specific objection is made promptly after receipt thereof. In the event of any conflict between the terms of such Confirmation and this Agreement, this Agreement shall prevail.

(c)In the case of Transactions terminable upon demand, such demand shall be made by Buyer or Seller, no later than such time as is customary in accordance with market practice, by telephone or otherwise on or prior to the business day on which such termination will be effective. On the date specified in such demand, or on the date fixed for termination in the case of Transactions having a fixed term, termination of the Transaction will be effected by transfer to Seller or its agent of the Purchased Securities and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Paragraph 5 hereof) against the transfer of the Repurchase Price to an account of Buyer.

4.Margin Maintenance
(a)If at any time the aggregate Market Value of all Purchased Securities subject to all Transactions in which a particular party hereto is acting as Buyer is less than the aggregate Buyer’s Margin Amount for all such Transactions (a “Margin Deficit”), then Buyer may by notice to Seller require Seller in such Transactions, at Seller’s option, to transfer to Buyer cash or additional Securities reasonably acceptable to Buyer (“Additional Purchased Securities”), so that the cash and aggregate Market Value of the Purchased Securities, including any such Additional Purchased Securities, will thereupon equal or exceed such aggregate Buyer’s Margin Amount (decreased by the amount of any Margin Deficit as of such date arising from any Transactions in which such Buyer is acting as Seller).

(b)If at any time the aggregate Market Value of all Purchased Securities subject to all Transactions in which a particular party hereto is acting as Seller exceeds the aggregate Seller’s Margin Amount for all such Transactions at such time (a “Margin Excess”), then Seller may by notice to Buyer require Buyer in such Transactions, at Buyer’s option, to transfer cash or Purchased Securities to Seller, so that the aggregate Market Value of the Purchased Securities, after deduction of any such cash or any Purchased Securities so transferred, will thereupon not exceed such aggregate Seller’s Margin Amount (increased by the amount of any Margin Excess as of such date arising from any Transactions in which such Seller is acting as Buyer).

(c)If any notice is given by Buyer or Seller under subparagraph (a) or (b) of this Paragraph at or before the Margin Notice Deadline on any business day, the party receiving such notice shall transfer cash or Additional Purchased Securities as provided in such subparagraph no later than the close of business in the relevant market on such day. If any such notice is given after the Margin Notice Deadline, the party receiving such notice shall transfer such cash or Securities no later than the
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close of business in the relevant market on the next business day following such notice.

(d)Any cash transferred pursuant to this Paragraph shall be attributed to such Transactions as shall be agreed upon by Buyer and Seller.

(e)Seller and Buyer may agree, with respect to any or all Transactions hereunder, that the respective rights of Buyer or Seller (or both) under subparagraphs (a) and (b) of this Paragraph may be exercised only where a Margin Deficit or Margin Excess, as the case may be, exceeds a specified dollar amount or a specified percentage of the Repurchase Prices for such Transactions (which amount or percentage shall be agreed to by Buyer and Seller prior to entering into any such Transactions).

(f)Seller and Buyer may agree, with respect to any or all Transactions hereunder, that the respective rights of Buyer and Seller under subparagraphs (a) and (b) of this Paragraph to require the elimination of a Margin Deficit or a Margin Excess, as the case may be, may be exercised whenever such a Margin Deficit or Margin Excess exists with respect to any single Transaction hereunder (calculated without regard to any other Transaction outstanding under this Agreement).

5.Income Payments
Seller shall be entitled to receive an amount equal to all Income paid or distributed on or in respect of the Securities that is not otherwise received by Seller, to the full extent it would be so entitled if the Securities had not been sold to Buyer. Buyer shall, as the parties may agree with respect to any Transaction (or, in the absence of any such agreement, as Buyer shall reasonably determine in its discretion), on the date such Income is paid or distributed either (i) transfer to or credit to the account of Seller such Income with respect to any Purchased Securities subject to such Transaction or (ii) with respect to Income paid in cash, apply the Income payment or payments to reduce the amount, if any, to be transferred to Buyer by Seller upon termination of such Transaction. Buyer shall not be obligated to take any action pursuant to the preceding sentence (A) to the extent that such action would result in the creation of a Margin Deficit, unless prior thereto or simultaneously therewith Seller transfers to Buyer cash or Additional Purchased Securities sufficient to eliminate such Margin Deficit, or
(B) if an Event of Default with respect to Seller has occurred and is then continuing at the time such Income is paid or distributed.

6.Security Interest
Although the parties intend that all Transactions hereunder be sales and purchases and not loans, in the event any such Transactions are deemed to be loans, Seller shall be deemed to have pledged to Buyer as security for the performance by Seller of its obligations under each such Transaction, and shall be deemed to have granted to Buyer a security interest in, all of the Purchased Securities with respect to all Transactions hereunder and all Income thereon and other proceeds thereof.

7.Payment and Transfer
Unless otherwise mutually agreed, all transfers of funds hereunder shall be in immediately available funds. All Securities transferred by one party hereto to the other
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party (i) shall be in suitable form for transfer or shall be accompanied by duly executed instruments of transfer or assignment in blank and such other documentation as the party receiving possession may reasonably request, (ii) shall be transferred on the book-entry system of a Federal Reserve Bank, or (iii) shall be transferred by any other method mutually acceptable to Seller and Buyer.

8.Segregation of Purchased Securities
To the extent required by applicable law, all Purchased Securities in the possession of Seller shall be segregated from other securities in its possession and shall be identified as subject to this Agreement. Segregation may be accomplished by appropriate identification on the books and records of the holder, including a financial or securities intermediary or a clearing corporation. All of Seller’s interest in the Purchased Securities shall pass to Buyer on the Purchase Date and, unless otherwise agreed by Buyer and Seller, nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Securities or other- wise selling, transferring, pledging or hypothecating the Purchased Securities, but no such transaction shall relieve Buyer of its obligations to transfer Purchased Securities to Seller pursuant to Paragraph 3, 4 or 11 hereof, or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Paragraph 5 hereof.

Required Disclosure for Transactions in Which the Seller Retains Custody of the Purchased Securities

Seller is not permitted to substitute other securities for those subject to this Agreement and therefore must keep Buyer's securities segregated at all times, unless in this Agreement Buyer grants Seller the right to substitute other securities. If Buyer grants the right to substitute, this means that Buyer's securities will likely be commingled with Seller's own securities during the trading day. Buyer is advised that, during any trading day that Buyer's securities are commingled with Seller's securities, they [will]* [may]** be subject to liens granted by Seller to [its clearing bank]* [third parties]** and may be used by Seller for deliveries on other securities transactions. Whenever the securities are commingled, Seller's ability to resegregate substitute securities for Buyer will be subject to Seller's ability to satisfy [the clearing]* [any]** lien or to obtain substitute securities.

* Language to be used under 17 C.F.R. ß403.4(e) if Seller is a government securities broker or dealer other than a financial institution.

** Language to be used under 17 C.F.R. ß403.5(d) if Seller is a financial institution.

9.Substitution
(a)Seller may, subject to agreement with and acceptance by Buyer, substitute other Securities for any Purchased Securities. Such substitution shall be made by transfer to Buyer of such other Securities and transfer to Seller of such Purchased Securities. After substitution, the substituted Securities shall be deemed to be Purchased Securities.

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(b)In Transactions in which Seller retains custody of Purchased Securities, the parties expressly agree that Buyer shall be deemed, for purposes of subparagraph (a) of this Paragraph, to have agreed to and accepted in this Agreement substitution by Seller of other Securities for Purchased Securities; provided, however, that such other Securities shall have a Market Value at least equal to the Market Value of the Purchased Securities for which they are substituted.

10.Representations
Each of Buyer and Seller represents and warrants to the other that (i) it is duly authorized to execute and deliver this Agreement, to enter into Transactions contemplated hereunder and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance, (ii) it will engage in such Transactions as principal (or, if agreed in writing, in the form of an annex hereto or otherwise, in advance of any Transaction by the other party hereto, as agent for a disclosed principal), (iii) the person signing this Agreement on its behalf is duly authorized to do so on its behalf (or on behalf of any such disclosed principal), (iv) it has obtained all authorizations of any governmental body required in connection with this Agreement and the Transactions hereunder and such authorizations are in full force and effect and (v) the execution, delivery and performance of this Agreement and the Transactions hereunder will not violate any law, ordinance, charter, by- law or rule applicable to it or any agreement by which it is bound or by which any of its assets are affected. On the Purchase Date for any Transaction Buyer and Seller shall each be deemed to repeat all the foregoing representations made by it.

11.Events of Default
In the event that (i) Seller fails to transfer or Buyer fails to purchase Purchased Securities upon the applicable Purchase Date, (ii) Seller fails to repurchase or Buyer fails to transfer Purchased Securities upon the applicable Repurchase Date, (iii) Seller or Buyer fails to com- ply with Paragraph 4 hereof, (iv) Buyer fails, after one business day’s notice, to comply with Paragraph 5 hereof, (v) an Act of Insolvency occurs with respect to Seller or Buyer, (vi) any representation made by Seller or Buyer shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated, or (vii) Seller or Buyer shall admit to the other its inability to, or its intention not to, perform any of its obligations hereunder (each an “Event of Default”):

(a)The nondefaulting party may, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Act of Insolvency), declare an Event of Default to have occurred hereunder and, upon the exercise or deemed exercise of such option, the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled). The nondefaulting party shall (except upon the occurrence of an Act of Insolvency) give notice to the defaulting party of the exercise of such option as promptly as practicable.

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(b)In all Transactions in which the defaulting party is acting as Seller, if the nondefaulting party exercises or is deemed to have exercised the option referred to in subparagraph (a) of this Paragraph, (i) the defaulting party’s obligations in such Transactions to repurchase all Purchased Securities, at the Repurchase Price therefor on the Repurchase Date deter- mined in accordance with subparagraph (a) of this Paragraph, shall thereupon become immediately due and payable, (ii) all Income paid after such exercise or deemed exercise shall be retained by the nondefaulting party and applied to the aggregate unpaid Repurchase Prices and any other amounts owing by the defaulting party hereunder, and (iii) the defaulting party shall immediately deliver to the nondefaulting party any Purchased Securities subject to such Transactions then in the defaulting party’s possession or control.

(c)In all Transactions in which the defaulting party is acting as Buyer, upon tender by the nondefaulting party of payment of the aggregate Repurchase Prices for all such Transactions, all right, title and interest in and entitlement to all Purchased Securities subject to such Transactions shall be deemed transferred to the nondefaulting party, and the defaulting party shall deliver all such Purchased Securities to the nondefaulting party.

(d)If the nondefaulting party exercises or is deemed to have exercised the option referred to in subparagraph (a) of this Paragraph, the nondefaulting party, without prior notice to the defaulting party, may:

(i)as to Transactions in which the defaulting party is acting as Seller, (A) immediately sell, in a recognized market (or otherwise in a commercially reasonable manner) at such price or prices as the nondefaulting party may reasonably deem satisfactory, any or all Purchased Securities subject to such Transactions and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by the defaulting party hereunder or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Securities, to give the defaulting party credit for such Purchased Securities in an amount equal to the price therefor on such date, obtained from a generally recognized source or the most recent closing bid quotation from such a source, against the aggregate unpaid Repurchase Prices and any other amounts owing by the defaulting party hereunder; and

(ii)as to Transactions in which the defaulting party is acting as Buyer, (A) immediately purchase, in a recognized market (or otherwise in a commercially reasonable manner) at such price or prices as the nondefaulting party may reasonably deem satisfactory, securities (“Replacement Securities”) of the same class and amount as any Purchased Securities that are not delivered by the defaulting party to the nondefaulting party as required hereunder or (B) in its sole discretion elect, in lieu of purchasing Replacement Securities, to be deemed to have purchased Replacement Securities at the price therefor on such date, obtained from a generally recognized source or the most recent closing offer quotation from such a source.

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Unless otherwise provided in Annex I, the parties acknowledge and agree that (1) the Securities subject to any Transaction hereunder are instruments traded in a recognized market, (2) in the absence of a generally recognized source for prices or bid or offer quotations for any Security, the nondefaulting party may establish the source therefor in its sole discretion and (3) all prices, bids and offers shall be determined together with accrued Income (except to the extent contrary to market practice with respect to the relevant Securities).

(e)As to Transactions in which the defaulting party is acting as Buyer, the defaulting party shall be liable to the nondefaulting party for any excess of the price paid (or deemed paid) by the nondefaulting party for Replacement Securities over the Repurchase Price for the Purchased Securities replaced thereby and for any amounts payable by the defaulting party under Paragraph 5 hereof or otherwise hereunder.

(f)For purposes of this Paragraph 11, the Repurchase Price for each Transaction hereunder in respect of which the defaulting party is acting as Buyer shall not increase above the amount of such Repurchase Price for such Transaction determined as of the date of the exercise or deemed exercise by the nondefaulting party of the option referred to in sub- paragraph (a) of this Paragraph.

(g)The defaulting party shall be liable to the nondefaulting party for (i) the amount of all reasonable legal or other expenses incurred by the nondefaulting party in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.

(h)To the extent permitted by applicable law, the defaulting party shall be liable to the non- defaulting party for interest on any amounts owing by the defaulting party hereunder, from the date the defaulting party becomes liable for such amounts hereunder until such amounts are (i) paid in full by the defaulting party or (ii) satisfied in full by the exercise of the nondefaulting party’s rights hereunder. Interest on any sum payable by the default- ing party to the nondefaulting party under this Paragraph 11(h) shall be at a rate equal to the greater of the Pricing Rate for the relevant Transaction or the Prime Rate.

(i)The nondefaulting party shall have, in addition to its rights hereunder, any rights other- wise available to it under any other agreement or applicable law.

12.Single Agreement
Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have
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been made in consideration of each other. Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

13.Notices and Other Communications
Any and all notices, statements, demands or other communications hereunder may be given by a party to the other by mail, facsimile, telegraph, messenger or otherwise to the address specified in Annex II hereto, or so sent to such party at any other place specified in a notice of change of address hereafter received by the other. All notices, demands and requests hereunder may be made orally, to be confirmed promptly in writing, or by other communication as specified in the preceding sentence.

14.Entire Agreement; Severability
This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

15.Non-assignability; Termination
(a)The rights and obligations of the parties under this Agreement and under any Transaction shall not be assigned by either party without the prior written consent of the other party, and any such assignment without the prior written consent of the other party shall be null and void. Subject to the foregoing, this Agreement and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. This Agreement may be terminated by either party upon giving written notice to the other, except that this Agreement shall, notwithstanding such notice, remain applicable to any Transactions then outstanding.

(b)Subparagraph (a) of this Paragraph 15 shall not preclude a party from assigning, charging or otherwise dealing with all or any part of its interest in any sum payable to it under Paragraph 11 hereof.

16.Governing Law
This Agreement shall be governed by the laws of the State of New York without giving effect to the conflict of law principles thereof.

17.No Waivers, Etc.
No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any
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party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure here- from shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Without limitation on any of the foregoing, the failure to give a notice pursuant to Paragraph 4(a) or 4(b) hereof will not constitute a waiver of any right to do so at a later date.

18.Use of Employee Plan Assets
(a)If assets of an employee benefit plan subject to any provision of the Employee Retirement Income Security Act of 1974 (“ERISA”) are intended to be used by either party hereto (the “Plan Party”) in a Transaction, the Plan Party shall so notify the other party prior to the Transaction. The Plan Party shall represent in writing to the other party that the Transaction does not constitute a prohibited transaction under ERISA or is otherwise exempt therefrom, and the other party may proceed in reliance thereon but shall not be required so to proceed.

(b)Subject to the last sentence of subparagraph (a) of this Paragraph, any such Transaction shall proceed only if Seller furnishes or has furnished to Buyer its most recent available audited statement of its financial condition and its most recent subsequent unaudited statement of its financial condition.

(c)By entering into a Transaction pursuant to this Paragraph, Seller shall be deemed (i) to represent to Buyer that since the date of Seller’s latest such financial statements, there has been no material adverse change in Seller’s financial condition which Seller has not dis- closed to Buyer, and (ii) to agree to provide Buyer with future audited and unaudited statements of its financial condition as they are issued, so long as it is a Seller in any out- standing Transaction involving a Plan Party.

19.Intent
(a)The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended (except insofar as the type of Securities subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(b)It is understood that either party’s right to liquidate Securities delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Paragraph 11 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended.

(c)The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements
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thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d)It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

20.Disclosure Relating to Certain Federal Protections
The parties acknowledge that they have been advised that:

(a)in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b)in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c)in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

Nomura Securities International, Inc. (“Party A”)		OFS Credit Company, Inc. ("Party B")

By:	/s/ Ali Vakili	By:	/s/ Tod K. Reichert

Title:	Ali Vakili, Managing Director	Name:	Tod K. Reichert

Date:	29 October 2025	Title:	Corporate Secretary

		Date:	November 4, 2025

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ANNEX I
Supplemental Terms and Conditions
This Annex I forms a part of the Master Repurchase Agreement, dated as of November 4, 2025 (the “Agreement”) between Nomura Securities International, Inc. (“Party A”) and OFS Credit Company, Inc. (“Party B”). Capitalized terms used but not defined in this Annex I shall have the meanings ascribed to them in the Agreement.

1.Applicable Annexes. In addition to this Annex I and Annex II, Annex V, Margin for Forward Transactions, and Annex VI, Buy/Sell Back Transactions shall apply.
2.Definitions.

(a)“Business Day” or “business day”, with respect to any Transaction hereunder, a day (other than a Saturday or a Sunday) on which regular trading may occur in the principal market for the Purchased Securities subject to such Transaction and on which commercial banks are open in each of Chicago and New York City.
(b)“Investment Manager”, OFS Capital Management, LLC.

(c)“Investment Manager Side Letter”, that certain side letter dated on the date hereof between the Investment Manager and Party A.

(d)“Margin Notice Deadline”, the deadline for giving notice (a “Margin Call”), referenced in Paragraph 2(i) of the Agreement, shall be 10:00 a.m. (New York City time). Margin calls shall be communicated by electronic mail to an address supplied by the other party. If electronic mail is unavailable (and, for the avoidance of doubt, including when Seller’s systems are unavailable to receive emails), or if it is operationally and systematically impossible for Nomura to send an electronic email (which impossibility shall be certified during the oral margin call and subsequently in writing to Seller), a margin call may be communicated orally. If a margin call is communicated orally, the party providing such notice shall confirm by electronic mail or other writing as soon as possible; provided that:

(1)any failure or delay in the provision of such electronic mail or written confirmation shall not (i) invalidate such oral notice, (ii) excuse non-compliance with such margin call, (iii) extend the time for compliance with such margin call or (iv) constitute a breach of the Agreement; and

(2)no margin call given by oral notice may be effective or valid (and a margin call given by oral notice shall be null and void) unless the Oral Margin Call Procedure is complied with.

“Oral Margin Call Procedure” means each of the steps in the order set out below:

(i)phone calls by the party requesting Margin transfer (the “Calling Party”) made to the other party (the “Called Party”) and specifically to each of the individuals set out in Exhibit A attached hereto (each, a “Called Party Individual”), and to each of the phone numbers set out in such Exhibit;
(ii)an officer of the Calling Party speaking to each of the Called Party Individuals listed in Exhibit A and informing such individuals of the Margin Call (provided
Annex I, page 1

that, for the purposes of satisfying this clause (ii), there is no requirement for the Calling Party to call more than 3 Called Party Individuals);
(iii)any missed call or voice or text message left by any representative of the Calling Party with any of the Called Party Individuals shall invalidate any Margin Call, which Margin Call shall be deemed to be null and void (provided that, for the purposes of satisfying this clause (iii), if the Calling Party has made at least two calls (and such two calls are evidenced to the reasonable satisfaction of Seller) to each of the Calling Party Individuals in accordance with clauses (i) and (ii) above, then any missed call following such two calls shall not invalidate any Margin Call);
(iv)an officer of the Calling Party confirms to each of the Called Party Individuals, during such phone calls, that it is operationally and systemically impossible for the Calling Party to deliver a Margin Call in writing;
(v)an officer of the Calling Party informs each of the Called Party Individuals, during such phone calls, the Margin Deficit or Margin Excess required to be transferred pursuant to Paragraph 4 of the Agreement and provides reasonable detail (including calculations) of such Margin Deficit or Margin Excess, as applicable; and
(vi)an officer of the Calling Party explains to each of the Called Party Individuals, during such phone calls, in reasonable detail the calculations of the Calling Party of the relevant Margin Transfer.

(e)The definition of the term “Market Value” in Paragraph 2(j) of the Agreement is amended by adding, after “a generally recognized source agreed to by the parties,” the following: “(and, in the absence of such agreement, and subject to the “Market Value Dispute” provisions in Annex I hereto, determined by Party A, acting in good faith and in a commercially reasonable manner).”
(f)“NAV Statement”, a statement of the Net Asset Value and performance of Party B for the preceding calendar month.
(g)“Net Asset Value” or “NAV” of Party B shall be equal to the gross assets of Party B less the aggregate amount of all liabilities of Party B (including all absolute and contingent liabilities of any kind) and shall be determined in accordance with generally accepted accounting principles in the country in which Party B is organized.

3.Extensions, Renewals and Roll-Overs of Transactions. Neither party shall be required to enter into, extend, renew or “roll-over” any Transaction including, but not limited to, any Transaction executed on an “open” or “demand” basis with the other party, notwithstanding past practice or market custom. The parties agree that if, from time to time, one party extends, renews or rolls-over a Transaction, the other party has no right to, and shall not, rely on the first party to further extend, renew or roll-over that or any other Transaction.

4.Confirmations. The first sentence of Paragraph 3(b) of the Agreement shall be replaced with the following: “Upon agreeing to enter into a Transaction hereunder, Party A shall promptly deliver to Party B a written confirmation of such Transaction (a “Confirmation”).”

5.Transactions Terminable Upon Demand. The first sentence of Paragraph 3(c) of the Agreement shall be replaced with the following: “In the case of Transactions terminable upon demand, if such demand is made by Buyer or Seller by telephone, e-mail or otherwise in accordance with the Agreement, at or before 10:00 a.m. (New York City time) on a Business Day, then termination of such Transaction shall be effective on the same Business Day and if such demand is provided after
Annex I, page 2

10:00 a.m. (New York City time), then termination of such Transaction shall be effective at or prior to the close of business on the next Business Day.”

6.Margin Maintenance.

a.Each of the first and second sentences of Paragraph 4(c) of the Agreement shall be amended by replacing the phrase, “the close of business in the relevant market on such day”, with “by close of the Fedwire for money transfers on such day.”
b.The following paragraphs shall be added to the end of Paragraph 4(c) of the Agreement:
“Notwithstanding anything to the contrary in this Agreement:
(x)Repurchase Price Reduction Cure: if (i) Party B notifies Party A in writing (which writing may be in the form of an email) that Party B intends to optionally repay the Repurchase Price (in whole or in part) with respect to one or more Transactions and (ii) Party B delivers to Party A on or prior to the Margin Transfer Deadline evidence reasonably satisfactory to Party A that Party B will have sufficient cash to make such repayment within one (1) Business Day after the Margin Transfer Deadline, then Party B shall only be required to transfer cash or Additional Purchased Securities to eliminate the Margin Deficit or Margin Excess, as the case may be (which Margin Deficit or Margin Excess, as the case may be, shall be recalculated to take into account such proposed repayment of the Repurchase Price) on or prior to the close of the Fedwire for money transfers on the first Business Day after the date of delivery of the evidence in sub-clause (ii); and/or

(y)Asset Sale Proceeds Cure: if (i) Party B notifies Party A in writing (which writing may be in the form of an email) that Party B has entered into a binding commitment to sell any Securities (which, for the avoidance of doubt, are not Purchased Securities subject to any outstanding Transactions under this Agreement), (ii) the settlement of such sale will occur no later than one (1) Business Day after the trade date of such sale and (iii) Party B delivers to Party A on or prior to the Margin Transfer Deadline evidence reasonably satisfactory to Party A that the net sale proceeds will be sufficient to eliminate the Margin Deficit or Margin Excess, as the case may be, then Party B shall only be required to transfer cash or Additional Purchased Securities to eliminate the Margin Deficit or Margin Excess, as the case may be, on or prior to the close of the Fedwire for money transfers on the first Business Day after the date of delivery of the evidence in sub-clause (iii).”

7.Purchase Price Maintenance; Income Payments.

(a)Notwithstanding the definition of the term “Purchase Price” in Paragraph 2 of the Agreement and the provisions of Paragraph 4 of the Agreement, the parties agree (i) that the Purchase Price will not be increased or decreased by the amount of any cash transferred by one party to the other pursuant to Paragraph 4 of the Agreement and (ii) that a transfer of such cash shall be treated as if it constituted a transfer of Securities (with a Market Value equal to the U.S. dollar amount of such cash) pursuant to Paragraph 4(a) or (b) of the Agreement, as the case may be (including for purposes of the definition of the term “Additional Purchased Securities”).

(b)The parties agree that in any Transaction hereunder whose term extends over an Income payment date for the Securities subject to such Transaction, Buyer shall on the date such Income is paid, transfer to or credit to the account of Seller an amount equal to such Income payment or payments pursuant to Paragraph 5(i) of the Agreement and shall not
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apply the Income payment or payments to reduce the amount to be transferred to Buyer or Seller upon termination of the Transaction pursuant to Paragraph 5(ii) of the Agreement. For the avoidance of doubt, Buyer shall not be obligated to take any action pursuant to the preceding sentence, (i) to the extent such action would result in the creation of a Margin Deficit, unless prior thereto or simultaneously therewith Seller transfers to Buyer cash or Additional Purchased Securities sufficient to eliminate such Margin Deficit; or (ii) if an Event of Default with respect to Seller has occurred and is then continuing and Buyer has given notice to Seller of Buyer’s exercise of Buyer’s option to declare an Event of Default and a Repurchase Date pursuant to Paragraph 11(a) of the Agreement has occurred.
8.Additional Representations and Warranties.

(a)In addition to the representations and warranties made pursuant to Paragraph 10 of the Agreement, each party represents, warrants and agrees that:
(i)It is acting for its own account, and it has made its own independent decisions to enter into the Agreement and each Transaction and as to whether each such Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisors as it has deemed necessary. Unless there is a written agreement to the contrary, it has not and will not rely on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into a Transaction; it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received by the other party shall be deemed to be an assurance or guaranty as to the expected results of any Transaction;

(ii)It is capable of assessing the merits of and understanding (based upon its own judgment and upon advice from such professional advisers as it has deemed it necessary to consult), and has made and will make its own independent decisions regarding the terms, conditions and risks of each Transaction. It is also capable (financially and otherwise) of assuming, and assumes, the risks of each Transaction;

(iii)It understands the terms, conditions and risks of each Transaction under the Agreement and is willing and able to assume (financially and otherwise) those risks.

Each party shall be deemed to repeat all of the foregoing representations and warranties on the Purchase Date for each Transaction and each shall continue until settlement on the Repurchase Date of any such Transaction.

(b)ERISA Representation.
Party B represents and warrants that the assets of Party B do not constitute “plan assets” subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and/or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”).

Party B shall be deemed to repeat all of the foregoing representations and warranties on the Purchase Date for each Transaction and each shall continue until settlement on the Repurchase Date of any such Transaction.

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(c)Risk Retention Securities.
Party B acknowledges and agrees that it shall not, under any Transaction hereunder, sell to Party A any Securities that constitute Risk Retention Securities unless:
(i)it has obtained the prior written consent of Party A; and

(ii)the parties have agreed to incorporate into the terms of such Transaction such covenants, representations and other provisions appropriate or necessary to facilitate the sale of any such Risk Retention Securities or to comply with any applicable law or regulation.
For the purposes of the foregoing:

“EU Risk Retention Rules” shall mean the EU Securitisation Regulation, together with any supplementary regulatory technical standards, implementing technical standards and any official guidance adopted in relation thereto by the European Supervisory Authorities, any implementing laws or regulations, and any other delegated regulations of the European Commission, in each case including any amendments, replacements or successors thereto.
“EU Securitisation Regulation” shall mean the risk retention requirements of Article 6 of Regulation (EU) 2017/2402.
“European Supervisory Authorities” shall mean, together, the European Banking Authority, the European Securities and Markets Authority and the European Insurance and Occupational Pensions Authority (or in each case any successor or replacement organization thereto).
“EU/UK Risk Retention Rules” shall mean the EU Risk Retention Rules and the UK Risk Retention Rules.
“Risk Retention Agreement” shall mean any letter or other agreement pursuant to which the Company makes an undertaking designed to ensure compliance with certain Risk Retention Requirements, the exact form and nature of which will vary, including with respect to any CLO or other “securitisation” within the meaning of the EU Securitisation Regulation and the UK Securitisation Regulation.
“Risk Retention Requirements” shall mean (i) to the extent applicable (whether by operation of law or a Risk Retention Agreement), the EU/UK Risk Retention Rules and the U.S. Risk Retention Rules, and (ii) any other law, rule or regulation of any governmental authority applicable to the Company, any CLO managed by the Company or the investors in any such CLO requiring the acquisition of a material interest in such CLO by the manager, originator or sponsor thereof (whether in the form of a mandate applicable to such manager, originator or sponsor, or such CLO, or in the form of regulatory penalties applicable to such investors if such material interest is not so retained), whether now existing or introduced and effective at any point during the term of the Company as determined by the Company in its sole discretion.
“Risk Retention Securities” shall mean, in respect of a Transaction, any Securities that may be required to be retained by a party, as Seller under that Transaction, or a related party thereof in order to comply with any applicable Risk Retention Requirements.
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“UK Risk Retention Rules” shall mean the UK Securitisation Regulation, together with any supplementary regulatory technical standards, implementing technical standards and any official guidance adopted in relation thereto by the UK Financial Conduct Authority and/or the UK Prudential Regulation Authority, and any implementing laws or regulations as may be modified or supplemented from time to time.

“UK Securitisation Regulation” shall mean the EU Securitisation Regulation as transposed into UK domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended by the Securitisation (Amendment) (EU Exit) Regulations 2019 and as further amended, varied or substituted from time to time as a matter of UK domestic law.

“U.S. Risk Retention Rules” shall mean the final U.S. credit risk retention rules to implement Section 941 of the Dodd-Frank Wall Street and Consumer Protection Act as published in the Federal Register on December 23, 2014 (as modified or supplemented from time to time and including any guidance or interpretation issued by any federal agency with respect thereto).
9.Payment and Transfer.
[Reserved]
U.S. Foreign Account Tax Compliance Act (“FATCA”). For purposes of the Agreement and this Annex I, notwithstanding any other provision of the Agreement to the contrary:
(a)The following definition is hereby inserted into Paragraph 1 of the Agreement after the definition of “Euroclear”:
“FATCA”, Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), as of the date of this Agreement (or any amended or successor version that is substantively comparable thereto and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, and any fiscal or regulatory rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections.

(b)The words “any certificate or document” in subparagraph 5(b)(ii) are hereby replaced with the words “any certificate, document or information”
(c)Subparagraph (iv) is hereby replaced with the following:

(iv)Notwithstanding subparagraph (b)(i) of this Paragraph:

(A)no additional amounts shall be payable by Payor to Payee (x) in respect of an International Transaction to the extent that such additional amounts are payable as a result of a failure by Payee to comply with its obligations under subparagraph (b)(ii) or (b)(iii) of this Paragraph with respect to such International Transaction, or (y) in respect of any U.S. federal withholding Tax imposed o collected pursuant to FATCA;
(B)no additional amounts shall be payable by Payor in respect of Tax required to be deducted or withheld from a payment by Payor to a Payee that is a Seller to the extent that Tax of an equivalent or greater amount would have been withheld or deducted in respect of income paid or distributed on a Purchased Security had the Security been retained by Seller. Payor shall be entitled to rely upon any certificate, document or
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information provided by Seller, or the absence of such items, in determining whether additional amounts are required to be paid; and
(C)no additional amounts in respect of U.S. federal income tax shall be payable by Payor to Payee in respect of interest considered received by a bank, including any entity regulated as a bank or conducting a banking business, extending credit in the ordinary course of its lending business.

(v)Liability. If:
(A)Payor is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, to make any deduction or withholding in respect of which Payor would not be required to pay an additional amount to Payee under subparagraph (b) of this Paragraph;

(B) Payor does not so deduct or withhold; and

(C) a liability resulting from such Tax is assessed directly against Payor,

then, except to the extent Payee has satisfied or then satisfies the liability resulting from such Tax, Payee will promptly pay to Payor the amount of such liability (including any related liability for interest, but including any related liability for penalties only if Payee has failed to comply with its obligations under subparagraph (b)(ii) or (b)(iii) of this Paragraph).”

10.Additional Events of Default. The first paragraph of Paragraph 11 of the Agreement is amended by:
(a)deleting the word “or” before clause (vii) and by inserting, before the words, “(each an “Event of Default”)” the provisions set forth below as clauses (viii) through (xiii);
(b)amending Paragraph 11(vi) by adding the following words after “when made or repeated or deemed to have been made or repeated”:
“and Party A or Party B, as the case may be, fails to remedy such incorrect or untrue representation within two (2) Business Days after notice thereof is given to other party”;
(c)deleting Paragraph 11(vii) in its entirety and replacing it with: “Party A or Party B, as the case may be, shall fail to perform any of its obligations hereunder and such failure is not remedied within two (2) Business Days after notice of such failure is given to the other party”; and

(d)adding the following sentence immediately thereafter “For the sake of clarity, for purposes of each Event of Default as set forth in clauses (viii) through (xiii), Party B shall be the defaulting party.
“(viii) Party B fails to make a payment of Price Differential in respect of any Transaction, when (a) such payment is due on a date other than the Repurchase Date and (b) Party A has given Party B one (1) Business Day’s written notice of such failure to pay.
(ix) The representations and warranties made by Party B in Annex I are incorrect or untrue in any material respect when made or repeated or deemed to have been made or
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repeated, and such incorrect or untrue representation or warranty has not been remedied within two (2) Business Days following notice to Party B.
(x) (i) Party A or any affiliate of Party A declares a default, event of default, termination event or other similar event (however described), in each case, after giving effect to any applicable notice requirement and/or grace period (each such event, a “Default Event”) to have occurred with respect to Party B or a Default Event occurs with respect to Party B, and (ii) such Default Event has resulted in a liquidation of, an acceleration of obligations under, or an early termination of, that Specified Transaction.
“Specified Transaction” means (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into between Party B and Party A or (if the identity is notified in writing to Party B) any affiliate of Party A, which is not a transaction under this Agreement but (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, (b) any combination of these transactions and (c) any other transaction identified as a Specified Transaction in this Agreement or the relevant confirmation.
(xi)On any day during the term of the Agreement:
(i)as of the last day of any calendar month, Party B’s Net Asset Value (excluding any changes in the Net Asset Value resulting from redemptions, withdrawals or cancellations) declines by 20 percent or more from its Net Asset Value as of the close of business on the last day of the month 1 month prior to such day, or
(ii)as of the last day of any calendar month, Party B’s Net Asset Value (excluding any changes in the Net Asset Value resulting from redemptions, withdrawals or cancellations) declines by 30 percent or more from its Net Asset Value as of the close of business on the last day of the month 3 months prior to such day, or
(iii)as of the last day of any calendar month, Party B’s Net Asset Value (including any changes in the Net Asset Value resulting from redemptions, withdrawals or cancellations) declines by 40 percent or more from its Net Asset Value as of the close of business on the last day of the month 12 months prior to such day.
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(xii)[Reserved].
(xiii)(x) (A) The Investment Manager merges or consolidates with, or sells or otherwise transfers its advisory business or all or a material portion of its assets to, any individual or entity; (B) an event listed in Paragraph 11(v) occurs with respect to the Investment Manager or (C) the Investment Manager has any of its registrations, authorizations, licenses or memberships with any federal or state governmental or regulatory authority revoked, suspended, terminated, limited or qualified; and
(y) the occurrence of any of the events in clause (x)(A), (x)(B) or (x)(C) has a material adverse effect on the ability of Party B to perform its obligations under this Agreement, provided that, no Event of Default shall be constituted hereunder if the Investment Manager has been replaced by either (i) an affiliate of the Investment Manager or (ii) another person or entity reasonably acceptable to Party A (such acceptance by Party A not to be unreasonably withheld, delayed or conditioned, provided that if Party A does not provide written notification of its approval or rejection within 10 Business Days following the request from Party B, then such person or entity proposed by Party B as the replacement to the Investment Manager shall be deemed to have been approved by Party A).”
11.Additional Remedies; Set-Off. In addition to the remedies available to the nondefaulting party set forth in Paragraph 11 of the Agreement, upon the occurrence of an Event of Default with respect to the defaulting party (“Party X”), the nondefaulting party (“Party Y”) may, set-off any Obligation (as such term is defined below) owed by Party X to Party Y (“Party Y’s Set-Off Amount”) against any Obligation owed by Party Y to Party X (“Party X’s Set-Off Amount”). Party Y will give notice to Party X of any set-off effected under this Section.
For purposes of this Section, the term “Obligation” means any sum or obligation, whether arising under this Agreement or otherwise, whether matured or un-matured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation.
For this purpose, either Party Y's Set-Off Amount or Party X's Set-Off Amount (or the relevant portion of such amounts) may be converted at Party Y's option into the currency in which the other set-off amount is denominated at the rate of exchange at which Party Y would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency.
If an Obligation is unascertained, Party Y may in good faith (and acting in a commercially reasonable manner) estimate that Obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the Obligation is ascertained.

This Section shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).
12.Submission to Jurisdiction; Waiver of Immunity and Waiver of Jury Trial.
(a)Each party irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any United States Federal or New York State court sitting in the County and State of New York, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under the Agreement or relating in any way to the Agreement or any Transaction under the Agreement and (ii) waives, to the fullest
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extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.
(b)To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under the Agreement or relating in any way to the Agreement or any Transaction under the Agreement. On the Purchase Date for each Transaction hereunder, Buyer and Seller shall each be deemed to repeat the foregoing undertakings.
(c)EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

13.[Reserved].
14.Documents to be Delivered. Party B shall deliver to Party A the following documents in accordance with the timing set forth below:

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered
Party B
A copy of the most recent annual report of Party B containing the consolidated financial statements certified by independent certified public accountants and prepared in accordance with accounting principles that are generally accepted in the country in which Party B is organized.

As soon as practicable after execution of this Agreement and thereafter no later than the later of (x) 120 calendar days after the end of each fiscal year and (y) such deadline as required under applicable law.

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Party B	A NAV Statement
On or around such date pursuant to which Party B is required to make such document available to the general public, including through filings with the Securities and Exchange Commission or other applicable regulator, provided that, such statement shall not be required to be delivered by Party B earlier than such time by which Party B is required to deliver the same under applicable law, rule or regulation.

Notwithstanding anything to the contrary in the foregoing or in the Agreement, the obligations of Party B hereunder to deliver any statement or any other information shall be satisfied if such statement and/or information to be delivered by Party B as set out above is available, or made available, to the general public (including through filings with the Securities and Exchange Commission or other applicable regulator), or Party B shall have provided Seller with access to an internet or intranet website from which such form, document or certificate can be readily obtained using a commonly used web browser to download an electronic file stored in a commonly used file format containing such form, document or certificate.
15.Recording of Conversations. The parties agree that each may electronically record any telephone conversations between them.
16.Counterparts. The Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.
17. 1996 Master Repurchase Agreement. The parties agree that the text of the body of the Agreement is intended to conform with the Master Repurchase Agreement dated September 1996 promulgated by The Securities Industry and Financial Markets Association and shall be construed accordingly.
18.Existing Transactions. All Transactions entered into between the parties hereto prior to the date of the Agreement that are outstanding at the date of the Agreement are hereby deemed to have been entered into pursuant to the Agreement and are governed by its terms.
19.Japanese Jurisdictional Module of the ISDA Resolution Stay Jurisdictional Modular Protocol. The terms of the Japanese Jurisdictional Module of the ISDA Resolution Stay Jurisdictional Modular Protocol (the “Japanese Module”) are incorporated into and form part of this Agreement, and this Agreement shall be deemed to be a Covered Agreement for purposes of the Japanese Module. In the event of any inconsistencies between this Agreement and the Japanese Module, the Japanese Module will prevail. Party A has adhered to the Japanese Module as a Regulated Entity, and upon entering into this Agreement Party B shall be deemed to have adhered to the Japanese Module as a Module Adhering Party and identified Party A as a Regulated Entity Counterparty.

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20.Electronic Signatures. Each party acknowledges that electronic signatures, whether digital or encrypted, of a party may be included in this Agreement and if so, are intended to authenticate this writing and to have the same force and effect as a manual signature~~s~~. “Electronic signature” means any electronic sound, symbol, or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or email electronic signatures.

21.Market Value Dispute.

(a) Dispute notice: Buyer or Seller (the “Disputing Party”) may dispute the existence or amount of a Margin Deficit or Margin Excess, as applicable, by providing a notice of dispute (a “Dispute Notice”) to the other party by (i) if the Margin Call is received by 10:00 a.m. (New York City time) on a Business Day, 1:00 p.m. (New York City time) on the same Business Day, (ii) if the Margin Call is received after 10:00 a.m. (New York City time) on a Business Day, 10:00 a.m. (New York City time) on the next Business Day and (iii) if the Margin Call is received at any time on a day that is not a Business Day, 1:00 p.m. (New York City time) on the first Business Day after such receipt.
“Margin Call” means the notice of the requirement (pursuant to Paragraph 4(a) or (b) of the Agreement, as applicable) to transfer cash or securities.

(b) Dispute Resolution Deadline: If a Dispute Notice is delivered by such time in paragraph (a) above, the parties shall use good faith efforts to resolve the dispute by the close of business on the same day (the “Dispute Resolution Deadline”).
(c) During pendency of dispute: Notwithstanding the foregoing, the Disputing Party shall remain obligated to satisfy the Margin Call in accordance with Paragraph 4(c) (as amended) of the Agreement.

(d) Dispute process: If the parties cannot resolve the dispute by the Dispute Resolution Deadline1, then Party B may solicit third party nationally recognized broker dealers who are market makers in the relevant Securities to provide firm executable bids for the aggregate outstanding principal amount of each of the disputed Securities or other Securities that are similar (in terms of factors including, without limitation, the structure, collateral and maturity) to the disputed Securities (such bids, “Executable Bids”), in each case by 4:00 p.m. New York time on the Business Day after the Dispute Resolution Deadline.
(i)If at least two (2) Executable Bids are received with respect to a disputed Security, the Market Value for such Security shall be determined in accordance with the arithmetic mean of such firm Executable Bids.

(ii)If less than two (2) Executable Bids are received, Party A’s original determination of the Market Value (as applicable) for such Security shall prevail.
Upon written request by Party A, Party B shall provide evidence of the firm Executable Bid(s) obtained pursuant to clause (d) to Party A. Such evidence may include, but is not limited to, the name of each market maker and pricing obtained from each such market maker, but exclude any confidential or proprietary information of Party B.

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(e) Post-dispute resolution transfer: Any transfers that are determined to be appropriate as a result of the resolution of the dispute shall be made within one (1) Business Day after the Dispute Resolution Deadline or, if paragraph (d) above applies, after the resolution of the dispute in accordance with paragraph (d) above.

22.Administrative or Operational Difficulties.
Notwithstanding clause (iii) of the introductory paragraph to Paragraph 11 of the Agreement or any provision in the Agreement relating to an Event of Default with respect to a payment or delivery obligation of a party, a party’s failure to comply with Paragraph 4(c) of the Agreement (a “Margin Failure”) or any other payment or delivery obligation, as applicable (a Margin Failure or any other payment or delivery failure, a “Margin/Payment/Delivery Failure”), shall not itself constitute an Event of Default, if:
(a)upon the earlier to occur of (i) knowledge by the failing party (“Party X”) of the Margin/Payment/Delivery Failure and (ii) following a written notice by the non-failing party (“Party Y”) to an Authorized Representative of Party X of the Margin/Payment/Delivery Failure, Party X provides, an Authorized Representative of Party Y with a notice (which notice may be by email), providing adequate assurances (and such additional information as Party Y may request) to the reasonable satisfaction of Party Y (acting in good faith and a commercially reasonable manner) that (A) such Margin/Payment/Delivery Failure arose by reason of an administrative or operational failure, and (B) Party X was in possession of such funds, securities or other property necessary to meet its margin delivery or payment obligation, as applicable, relating to the Margin/Payment/Delivery Failure under the Agreement when due; and
(b)Party X resolves the Margin/Payment/Delivery Failure to the reasonable satisfaction of Party Y (acting in good faith and a commercially reasonable manner) by close of business on the next Business Day following the date of the notice from Party X.

For purposes of clause (a)(ii) above, a written notice shall be deemed given when Party Y emails the Authorized Representatives of Party X listed on Annex II at the email address or telephone number(s) listed therein, even if Party Y does not reach such Authorized Representatives or if Party Y’s emails are not responded to.

23.Interest on Cash Margin.
If, pursuant to Paragraph 4 of the Agreement, a party transfers cash in satisfaction of a Margin Deficit, the other party shall pay interest on such cash margin payment at the “Federal Funds (Effective)” rate, as published for such day in Federal Reserve Publication H. 15 (519) or any successor publication published by the Board of Governors of the Federal Reserve System. Payment of such interest shall be as agreed by the parties.

24.Minimum Transfer Amount.

Paragraph 4(c) of the Agreement shall be amended by deleting the period at the end thereof and replacing with the following:

Annex I, page 13

“, provided that, notwithstanding anything to the contrary in this Agreement, neither party shall be required to transfer any cash or Additional Purchased Securities to the other party under subparagraph (a) or (b) above (as applicable) unless such amount stated in the relevant notice delivered by the requesting party as the amount required to be transferred pursuant to subparagraph

(a)or (b) above (as applicable) exceeds USD 250,000.”

25.Segregation of Securities.

Unless otherwise agreed by the parties, any transfer of Purchased Securities or cash to Party B shall be effected by delivery or other transfer (in the manner agreed upon pursuant to Paragraph 7 of the Agreement) to the custodian or subcustodian designated for Party B (“Custodian”) for credit to Party B’s custodial account with such Custodian. If the party effecting such transfer is Party B’s custodian, such party shall, unless otherwise directed by Party B, (a) transfer and maintain such Purchased Securities and/or cash to and in Party B’s custodial account with such party and (b) so indicate in a notice to Party B.
26.Payment and Transfer.

In accordance with Paragraph 7 of the Agreement, the parties agree that (i) Buyer shall pay the Purchase Price and Seller shall pay the Repurchase Price only against delivery or transfer of the Purchased Securities (after adjustment for any substituted or Additional Purchased Securities); (ii) any transfer of Securities or cash required by Paragraph 4 of the Agreement shall be made free to the other party; and (iii) any release of Purchased Securities permitted by Paragraph 9 of the Agreement shall be made only against delivery or transfer of the substituted Securities. Any transfer on a book-entry system shall be made in compliance with the rules of such system and applicable law.
27.Notice of Default.

Notwithstanding anything to the contrary in the Agreement, no Event of Default (other than the Event of Default set forth in clause (v) of Paragraph 11) shall be constituted and be continuing unless the nondefaulting party serves a Default Notice to the defaulting party.

“Default Notice” means a written notice served by the nondefaulting party on the defaulting party, stating that an event shall be treated as an Event of Default for the purposes of the Agreement.

28.Paragraph 12.

Paragraph 12 of the Agreement is amended by deleting the words “a default in the performance of any such obligations shall constitute a default” and replacing it with the following: “an Event of Default in respect of any Transaction shall constitute an Event of Default”.

Annex I, page 14

Accepted and Agreed:

NOMURA SECURITIES INTERNATIONAL, INC.		OFS CREDIT COMPANY, INC.

By:	/s/ Ali Vakili	By:	/s/ Tod K. Reichert

Name:	Ali Vakili	Name:	Tod K. Reichert

Title:	Managing Director	Title:	Corporate Secretary

Date:	29 October 2025	Date:	November 4, 2025
Annex I, page 15

EXHIBIT A

Called Party Individuals

Alisa Filstead
Telephone Number: 847-734-2065
Alt. Number: 847-801-0623

Glen Ostrander
Telephone Number: 646-650-3211
Alt. Number: 646-974-3369

Tod Reichert
Telephone Number: 847-734-2047
Alt. Number: 773-558-2528
Annex I, page 16

Annex II
Names and Addresses for Communication Between Parties

Documentation Issues

Nomura Securities International, Inc.
Worldwide Plaza
309 West 49th Street
New York, NY 10019-7316
Attention: Legal Department
Tel: 212-667-9300
Fax: 212-667-1047

Operational Issues and Trading

Nomura Securities International, Inc.
Worldwide Plaza
309 West 49th Street
New York, NY 10019-7316
Attention: Operations
Group Email Address (excluding Paragraph 11): repocollateralus@nomura.com
Tel:     212-667-1559
Fax: 646-587-1867

Escalations
Chris Waldron: +1-212-298-4005 Christopher.Waldron@nomura.com
COUNTERPARTY CONTACT/ADDRESS

OFS Credit Company, Inc.
222 West Adams Street, Suite 1850
Chicago, IL 60606
Attention: Tod K Reichert and Glen Ostrander
Emails: treichert@ofsmanagement.com and geo@ofsmanagement.com
Annex VIII.A

Annex V

Margin for Forward Transactions
This Annex V forms a part of the Master Repurchase Agreement dated as of
November 4, 2025 (the “Agreement”) between Party A and
Party B . Capitalized terms used but not defined in this Annex V shall have the meanings ascribed to them in the Agreement.

1.Definitions. For purposes of the Agreement and this Annex V, the following terms shall have the following meanings:

“Forward Exposure”, the amount of loss a party would incur upon canceling a Forward Transaction and entering into a replacement transaction, determined in accordance with market practice or as otherwise agreed by the parties;

“Forward Transaction”, any Transaction agreed to by the parties as to which the Purchase Date has not yet occurred;

“Net Forward Exposure”, the aggregate amount of a party’s Forward Exposure to the other party under all Forward Transactions hereunder reduced by the aggregate amount of any Forward Exposure of the other party to such party under all Forward Transactions hereunder;

“Net Unsecured Forward Exposure”, a party’s Net Forward Exposure reduced by the Market Value of any Forward Collateral transferred to such party (and not returned) pursuant to Paragraph 2 of this Annex V.

2.Margin Maintenance.
(a)If at any time a party (the “In-the-Money Party”) shall have a Net Unsecured Forward Exposure to the other party (the “Out-of-the-Money Party”) under one or more Forward Transactions, the In-the-Money Party may by notice to the Out-of-the-Money Party require the Out-of-the-Money Party to transfer to the In-the-Money Party Securities or cash reasonably acceptable to the In-the-Money-Party (together with any Income thereon and proceeds thereof, “Forward Collateral”) having a Market Value sufficient to eliminate such Net Unsecured Forward Exposure. The Out-of-the-Money Party may by notice to the In-the-Money Party require the In-the-Money Party to transfer to the Out-of-the- Money Party Forward Collateral having a Market Value that exceeds the In-the-Money Party’s Net Forward Exposure (“Excess Forward Collateral Amount”). The rights of the parties under this subparagraph shall be in addition to their rights under subparagraphs
(a)and (b) of Paragraph 4 and any other provisions of the Agreement.

(b)The parties may agree, with respect to any or all Forward Transactions hereunder, that the respective rights of the parties under subparagraph (a) of this Paragraph may be exer- cised only where a Net Unsecured Forward Exposure or Excess Forward Collateral Amount, as the case may be, exceeds a specified dollar amount or other specified thresh- old for such Forward Transactions (which amount or threshold shall be agreed to by the parties prior to entering into any such Forward Transactions).
24 ■ September 1996 ■ Master Repurchase Agreement

(c)The parties may agree, with respect to any or all Forward Transactions hereunder, that the respective rights of the parties under subparagraph (a) of this Paragraph to require the elimination of a Net Unsecured Forward Exposure or Excess Forward Collateral Amount, as the case may be, may be exercised whenever such a Net Unsecured Forward Exposure or Excess Forward Collateral Amount exists with respect to any single Forward Transaction hereunder (calculated without regard to any other Forward Transaction out- standing hereunder).

(d)The parties may agree, with respect to any or all Forward Transactions hereunder, that (i) one party shall transfer to the other party Forward Collateral having a Market Value equal to a specified dollar amount or other specified threshold no later than the Margin Notice Deadline on the day such Forward Transaction is entered into by the parties or (ii) one party shall not be required to make any transfer otherwise required to be made under this Paragraph if, after giving effect to such transfer, the Market Value of the Forward Collateral held by such party would be less than a specified dollar amount or other specified threshold (which amount or threshold shall be agreed to by the parties prior to entering into any such Forward Transactions).

(e)If any notice is given by a party to the other under subparagraph (a) of this Paragraph at or before the Margin Notice Deadline on any business day, the party receiving such notice shall transfer Forward Collateral as provided in such subparagraph no later than the close of business in the relevant market on such business day. If any such notice is given after the Margin Notice Deadline, the party receiving such notice shall transfer such Forward Collateral no later than the close of business in the relevant market on the next business day.

(f)Upon the occurrence of the Purchase Date for any Forward Transaction and the perfor- mance by the parties of their respective obligations to transfer cash and Securities on such date, any Forward Collateral in respect of such Forward Transaction, together with any Income thereon and proceeds thereof, shall be transferred by the party holding such Forward Collateral to the other party; provided, however, that neither party shall be required to transfer such Forward Collateral to the other if such transfer would result in the creation of a Net Unsecured Forward Exposure of the transferor.

(g)The Pledgor (as defined below) of Forward Collateral may, subject to agreement with and acceptance by the Pledgee (as defined below) thereof, substitute other Securities reason- ably acceptable to the Pledgee for any Securities Forward Collateral. Such substitution shall be made by transfer to the Pledgee of such other Securities and transfer to the Pledgor of such Securities Forward Collateral. After substitution, the substituted Securities shall constitute Forward Collateral.

3. Security Interest.
(a)    In addition to the rights granted to the parties under Paragraph 6 of the Agreement, each party (“Pledgor”) hereby pledges to the other party (“Pledgee”) as security for the perfor- mance of its obligations hereunder, and grants Pledgee a security interest in and right of setoff against, any Forward Collateral and any other cash, Securities or property, and all proceeds of any of the foregoing, transferred by or on behalf of Pledgor to Pledgee or due from Pledgee to Pledgor in connection with the Agreement and the Forward Transactions hereunder.
September 1996 ■ Master Repurchase Agreement ■ 25

(b) Unless otherwise agreed by the parties, a party to whom Forward Collateral has been transferred shall have the right to engage in repurchase transactions with Forward Collateral or otherwise sell, transfer, pledge or hypothecate Forward Collateral, including in respect of loans or other extensions of credit to such party that may be in amounts greater than the Forward Collateral such party is entitled to as security for obligations hereunder, and that may extend for periods of time longer than the periods during which such party is entitled to Forward Collateral as security for obligations hereunder; provid- ed, however, that no such transaction shall relieve such party of its obligations to transfer Forward Collateral pursuant to Paragraph 2 or 4 of this Annex V or Paragraph 11 of the Agreement.

4.Events of Default.
(a)In addition to the Events of Default set forth in Paragraph 11 of the Agreement, it shall be an additional “Event of Default” if either party fails, after one business day’s notice, to perform any covenant or obligation required to be performed by it under Paragraph 2 or any other provision of this Annex.

(b)In addition to the other rights of a nondefaulting party under Paragraphs 11 and 12 of the Agreement, if the nondefaulting party exercised or is deemed to have exercised the option referred to in Paragraph 11(a) of the Agreement:

(i)The nondefaulting party, without prior notice to the defaulting party, may (A) imme- diately sell, in a recognized market (or otherwise in a commercially reasonable man- ner) at such price or prices as the nondefaulting party may reasonably deem satisfac- tory, any or all Forward Collateral subject to any or all Forward Transactions hereun- der and apply the proceeds thereof to any amounts owing by the defaulting party hereunder or (B) in its sole discretion elect, in lieu of selling all or a portion of such Forward Collateral, to give the defaulting party credit for such Forward Collateral in an amount equal to the price therefor on such date, obtained from a generally recog- nized source or the most recent closing bid quotation from such a source, against any amounts owing by the defaulting party hereunder.

(ii)Any Forward Collateral held by the defaulting party, together with any Income there- on and proceeds thereof, shall be immediately transferred by the defaulting party to the nondefaulting party. The nondefaulting party may, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Act of Insolvency), and without prior notice to the defaulting party, (i) immediately pur- chase, in a recognized market (or otherwise in a commercially reasonable manner) at such price or prices as the nondefaulting party may reasonably deem satisfactory, securities (“Replacement Securities”) of the same class and amount as any Securities Forward Collateral that is not delivered by the defaulting party to the nondefaulting party as required hereunder or (ii) in its sole discretion elect, in lieu of purchasing Replacement Securities, to be deemed to have purchased Replacement Securities at the price therefor on such date, obtained from a generally recognized source or the most recent closing offer quotation from such a source, whereupon the defaulting party shall be liable for the price of such Replacement Securities together with the
26 ■ September 1996 ■ Master Repurchase Agreement

amount of any cash Forward Collateral not delivered by the defaulting party to the nondefaulting party as required hereunder.

Unless otherwise provided in Annex I, the parties acknowledge and agree that (1) the Forward Collateral subject to any Forward Transaction hereunder are instruments traded in a recognized market, (2) in the absence of a generally recognized source for prices or bid quo- tations for any Forward Collateral, the nondefaulting party may establish the source therefor in its sole discretion and (3) all prices and bids shall be determined together with accrued Income (except to the extent contrary to market practice with respect to the relevant Forward Collateral).

5.    No Waivers, Etc. Without limitation of the provisions of Paragraph 17 of the Agreement, the failure to give a notice pursuant to subparagraph (a), (b), (c) or (d) of Paragraph 2 of this Annex V will not constitute a waiver of any right to do so at a later date.
September 1996 ■ Master Repurchase Agreement ■ 27

Annex VI

Buy/Sell Back Transactions
This Annex VI forms a part of the Master Repurchase Agreement dated as of
November 4, 2025 (the “Agreement”) between Party A and
Party B . Capitalized terms used but not defined in this Annex V shall have the meanings ascribed to them in the Agreement.

1.In the event of any conflict between the terms of this Annex VI and any other term of the Agreement, the terms of this Annex VI shall prevail.

2.Each Transaction shall be identified at the time it is entered into and in the relevant Confirmation as either a Repurchase Transaction or a Buy/Sell Back Transaction.

3.In the case of a Buy/Sell Back Transaction, the Confirmation delivered in accordance with Paragraph 3 of the Agreement may consist of a single document in respect of both of the transfers of funds against Securities which together form the Buy/Sell Back Transaction or separate Confirmations may be delivered in respect of each such transfer.

4.Definitions. The following definitions shall apply to Buy/Sell Back Transactions:
(a)“Accrued Interest”, with respect to any Purchased Securities subject to a Buy/Sell Back Transaction, unpaid Income that has accrued during the period from (and including) the issue date or the last Income payment date (whichever is later) in respect of such Purchased Securities to (but excluding) the date of calculation. For these purposes unpaid Income shall be deemed to accrue on a daily basis from (and including) the issue date or the last Income payment date (as the case may be) to (but excluding) the next Income payment date or the maturity date (whichever is earlier);

(b)“Sell Back Differential”, with respect to any Buy/Sell Back Transaction as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Buy/Sell Back Transaction to the Purchase Price for such Buy/Sell Back Transaction on a 360 day per year basis (unless otherwise agreed by the parties for the Transaction) for the actual number of days during the period commencing on (and including) the Purchase Date for such Buy/Sell Back Transaction and ending on (but excluding) the date of determination;

(c)“Sell Back Price”, with respect to any Buy/Sell Back Transaction:

(i)in relation to the date originally specified by the parties as the Repurchase Date pur- suant to Paragraph 2(q) of the Agreement, the price agreed by the Parties in relation to such Buy/Sell Back Transaction, and

(ii)in any other case (including for the purposes of the application of Paragraph 4 or Paragraph 11 of the Agreement), the product of the formula (P + D) - (IR + C), where —

P    = the Purchase Price
28 ■ September 1996 ■ Master Repurchase Agreement

D    = the Sell Back Differential

IR = the amount of any Income in respect of the Purchased Securities paid by the issuer on any date falling between the Purchase Date and the Repurchase Date

C    = the aggregate amount obtained by daily application of the Pricing Rate for such Buy/Sell Back Transaction to any such Income from (and including) the date of pay- ment by the issuer to (but excluding) the date of calculation.

5.When entering into a Buy/Sell Back Transaction the parties shall also agree on the Sell Back Price and the Pricing Rate to apply in relation to such Buy/Sell Back Transaction on the scheduled Repurchase Date. The parties shall record the Pricing Rate in at least one Confirmation applicable to such Buy/Sell Back Transaction.

6.Termination of a Buy/Sell Back Transaction shall be effected on the Repurchase Date by transfer to Seller or its agent of Purchased Securities against the payment by Seller of (i) in a case where the Repurchase Date is the date originally agreed to by the parties pursuant to Paragraph 2(q) of the Agreement, the Sell Back Price referred to in Paragraph 4(c)(i) of this Annex; and (ii) in any other case, the Sell Back Price referred to in Paragraph 4(c)(ii) of this Annex.

7.For the avoidance of doubt, the parties acknowledge and agree that the Purchase Price and the Sell Back Price in Buy/Sell Back Transactions shall include Accrued Interest (except to the extent contrary to market practice with respect to the Securities subject to such Buy/Sell Back Transaction, in which event (i) an amount equal to the Purchase Price plus Accrued Interest to the Purchase Date shall be paid to Seller on the Purchase Date and shall be used, in lieu of the Purchase Price, for calculating the Sell Back Differential, (ii) an amount equal to the Sell Back Price plus the amount of Accrued Interest to the Repurchase Date shall be paid to Buyer on the Repurchase Date, and (iii) the formula in Paragraph 4(c)(ii) of this Annex VI shall be replaced by the formula “(P + AI + D) - (IR + C)”, where “AI” equals Accrued Interest to the Purchase Date).

8.Unless the parties agree in Annex I to the Agreement that a Buy/Sell Back Transaction is not to be repriced, they shall at the time of repricing agree on the Purchase Price, the Sell Back Price and the Pricing Rate applicable to such Transaction.

9.Paragraph 5 of the Agreement shall not apply to Buy/Sell Back Transactions. Seller agrees, on the date such Income is received, to pay to Buyer any Income received by Seller in respect of Purchased Securities that is paid by the issuer on any date falling between the Purchase Date and the Repurchase Date.

10.References to “Repurchase Price” throughout the Agreement shall be construed as references to “Repurchase Price or the Sell Back Price, as the case may be.”
11.In 11 of the Agreement, references to the “Repurchase Prices” shall be construed as references to “Repurchase Prices and Sell Back Prices.”
September 1996 ■ Master Repurchase Agreement ■ 29